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                                                                    EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Household International, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 relating to the offering of up to 8,000,000 Trust Preferred Securities of Household Capital Trust IV and Junior Subordinated Deferrable Interest Notes of Household International, Inc. to be filed with the Securities and Exchange Commission on or about March 6, 1998, of our report dated January 21, 1998 included in Household International, Inc.'s Form 8-K dated March 6, 1998, and to all references to our Firm included in this registration statement.



                                                Arthur Andersen LLP

Chicago, Illinois
March 6, 1998